Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Partial Draw Down of Revolving Credit Facility

BRISTOL, Tenn., March 23, 2020 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced the Company has drawn down $57.5 million in principal amount under its revolving credit facility as a proactive, precautionary measure in light of the COVID-19 pandemic and its potential effects upon national and world economies.

“As we continue to take precautionary measures to reduce risk amid market disruption from the coronavirus, we-along with a number of other companies-chose to add some cash to the balance sheet to provide flexibility in these unprecedented times,” said Andy Eidson, chief financial officer. “We will continue to monitor the situation as the global business community responds to and eventually begins to recover from the impacts of this public health crisis.”

This borrowing occurred on Friday, March 20, 2020 under the Amended and Restated Asset-Based Revolving Credit Agreement, dated November 9, 2018. The $57.5 million in borrowed funds currently carry an interest rate of 3.25% and will mature on September 20, 2020. At the time of borrowing, the Company also had an aggregate of approximately $120 million in outstanding letters of credit under the facility.

Contura intends to retain these funds in cash to preserve liquidity amid the growing uncertainty surrounding the COVID-19 virus.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.956.6882

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

- ### -